Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-248749) and Form S-8 (Nos. 333-237132, 333-193907, 333-202957, 333-210111, 333-216615, 333-221373, 333-223532 and 333-229969) of Flexion Therapeutics, Inc. of our report dated March 10, 2021 relating to the financial statements, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP
Boston, Massachusetts
March 10, 2021